Exhibit 4.1
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE, dated as of November 13, 2007 (this “Supplemental Indenture”), between Champion Enterprises, Inc., a Michigan corporation (the “Company”), and Wells Fargo Bank, N.A., a national banking association organized and existing under the laws of the United States (as successor in interest to Bank One Trust Company, N.A. formerly known as The First National Bank of Chicago), as Trustee (the “Trustee”) to the Indenture referred to below.
A. The Company has heretofore executed and delivered to the Trustee an Indenture (as supplemented on July 30, 1999, October 4, 1999, February 10, 2000, September 5, 2000, March 15, 2002, August 7, 2002, January 13, 2003 and January 31, 2003, and as such may be further amended and supplemented from time to time, the “Indenture”), dated as of May 3, 1999, providing for the issuance of the Company’s 7⅝% Senior Notes due 2009 (the “Notes”);
B. Section 9.02 of the Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Indenture) of a majority in principal amount of the Notes then outstanding;
C. The Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of October 29, 2007 (the “Solicitation Statement”), and accompanying Letter of Transmittal and Consent, dated as of October 29, 2007, to the Holders of the Notes in connection with certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”);
D. The Holders of at least a majority of the $82,298,000 outstanding principal amount of the Notes have duly consented to the Proposed Amendments;
E. The Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the Proposed Amendments; and
F. The execution and delivery of this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:
1. Definitions.
(a) Upon the Effective Date (as defined herein) of this Supplemental Indenture certain definitions in the Indenture and the Notes shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments described herein.
(b) Any definitions used exclusively in the provisions of the Indenture and the Notes that are deleted as described herein, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture and the Notes that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith.
2. Amendments to the Indenture and the Notes.
(a) Article 4 — Covenants. The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 4.02.	SEC Reports
Section 4.03.	Limitation on Liens
Section 4.04.	Limitation on Sale/Leaseback Transactions
Section 4.05.	Exempted Indebtedness
Section 4.06.	Future Subsidiary Guarantors
(b) Article 5 — Successor Company. Paragraph (b) of Section 5.01 of the Indenture, “When Company May Merge or Transfer Assets,” is hereby deleted in its entirety and replaced with “Intentionally Omitted.”
3. Condition. The effectiveness of this Supplemental Indenture, as of the date hereof (the “Effective Date”), shall be subject to the acceptance for purchase and payment of consents of at least a majority of the aggregate principal amount of the Notes for payment on the Initial Acceptance Date (as defined in the Solicitation Statement), if any, or the Final Acceptance Date (as defined in the Solicitation Statement), in each case in accordance with the terms of the Solicitation Statement.
4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHAMPION ENTERPRISES, INC.
By:	/s/ Phyllis A. Knight
	Name:	Phyllis A. Knight
	Title:	Executive Vice President

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

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